EXHIBIT F-2

           [Letterhead of Long, Aldridge & Norman Appears Here]




                                 March 13, 1996


SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re: Application on Form U-1 of AGL Resources Inc. and Atlanta Gas Light Company (File Number 70-8749)

Gentlemen:

          We have acted as a counsel to Atlanta Gas Light Company (the "Company") in connection with an application on Form U-1, as amended (the "Application") which was filed with the Securities and Exchange Commission (the "Commission") on November 27, 1995 by the Company and AGL Resources Inc. ("Resources") seeking an order of the Commission under the Public Utility Holding Company Act of 1935, as amended (the "Act") authorizing Resources, pursuant to sections 9(a)(2) and 10 of the Act, to acquire all of the outstanding shares of common stock of the Company and indirectly all of the outstanding shares of common stock of Chattanooga Gas Company, a wholly owned subsidiary of the Company ("Chattanooga"). On March 5, 1996, the Commission issued an Order (Release No. 35-26482) (the "Order") granting the approvals and exemptions requested in the Application. The Order also granted an exemption for Resources (and each subsidiary company of Resources) and the Company (and each subsidiary of the Company) from all provisions of the Act, except for
Section 9(a)(2) thereof.

          The opinions hereinafter set forth are given to the Commission at the request of the Company in connection with a post-effective amendment to the Application and pursuant to item F of Instructions as to Exhibits to Form U-1. The opinions rendered by this firm consist of the matters set forth in numbered paragraphs 1-6 below (our Opinion) and no opinion is implied or to be inferred beyond such matters. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter. Our Opinion is furnished solely for the benefit of the Commission and solely with regard to the Application and may not otherwise be relied upon, used, quoted or referred to by, or filed with, any other person or entity without our prior written consent.

          In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Application, the Order, the Agreement and Plan of Merger by and among the Company, Resources and AGL Merger Co. (the "Plan"), the Charter and Bylaws of the Company, the Articles of Incorporation and Bylaws of Resources, minutes of proceedings of the Board of Directors of the Company and Resources, the Application of the Company to the Georgia Public Service Commission (the "Georgia Commission") on November 27, 1995 for approval of the Plan of Restructuring ("GPSC Application"), a copy of which is an exhibit to the Application and the written Order of the Georgia Commission (Docket No. 6295-U) issued on February 16, 1996 (the GPSC Order) authorizing the Company to enter
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into and consummate the Plan.  In making all of our examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the due execution and delivery of all documents by any persons or entities other than the Company or Resources where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

          As to various factual matters that are material to our opinion, we have relied upon the factual statements set forth in the Application, a certificate of officers of the Company and Resources and a certificate of a public official. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

          The members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of Georgia (the "State") that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the Application. To the extent that the opinions set forth below relate to the nature and extent of the jurisdiction of the Georgia Commission, we have assumed that the only Georgia laws and regulations applicable are those referred to in the GPSC Application. The Opinions hereinafter set forth are based upon pertinent laws and facts in existence as of the date hereof and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

          Based upon and subject to the foregoing, we are of the Opinion that:

          1. The transactions contemplated by the Application have been consummated as set forth in the Application and in accordance with the Plan.

          2. All State laws applicable to implementation of the Plan have been complied with.

          3. Resources is a corporation validly organized and duly existing under the laws of the State of Georgia.

          4. The shares of common stock of Resources issued in accordance with the Plan, are validly issued, fully paid and nonassessable, with the rights and privileges set forth in the Articles of Incorporation, the Bylaws and in accordance with the Georgia Business Corporation Code.

          5. The outstanding shares of common stock of the Company are owned by Resources.

          6. By virtue of consummation of the Plan, the rights, as set forth in the Articles of Incorporation of Resources, the Charter of the Company, the Bylaws of Resources and the Company and the Georgia Business Corporation Code,
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of holders of any securities (as defined in Section 2(a)(16) of the Act) issued by Resources or the Company have not been violated.

          We hereby consent to the filing of this letter as an exhibit to the Application.

                                    Yours very truly

                                    /s/ Long, Aldridge & Norman, LLP

                                    Long, Aldridge & Norman, LLP